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                                                                EXHIBIT 99(b)(6)



                    [GEORGE K. BAUM & COMPANY LETTERHEAD]


                                April 15, 1997



The Board of Directors
United Oklahoma Bankshares, Inc.
4600 S.E. 29th Street
Del City, Oklahoma 73115


Dear Members of the Board:

        We hereby consent to the use of our fairness opinion letters, the first dated October 25, 1996 ("Fairness Opinion Letter"), and the second dated January 23, 1997 ("Supplemental Letter"), to the Special Committee of the Board of United Oklahoma Bankshares, Inc. ("UOB"), included as Annex C and Annex D, respectively, to the Proxy Statement of UOB, as filed with the Securities and Exchange Commission ("Commission") on March 4, 1997, and to the references therein to such opinions. We also consent to the use of the Fairness Opinion Letter and the Supplemental Letter included as Exhibit 19(b)(1) and Exhibit 19(b)(2) to the Schedule 13E-3 filed by UOB with the Commission on March 4, 1997, and to the references therein to such opinions.


Respectfully submitted,

GEORGE K. BAUM & COMPANY

/s/ STEVEN L. WALTER

Steven L. Walter, C.F.A.
Senior Vice President
Investment Banking

SLW/rig